World Waste Technologies, Inc.
13500 Evening Creek Drive North
Suite 440
San Diego, California 92128

November 4, 2006

Dr. James Ferris

Dear Jim:

It gives us great pleasure to offer you the position of President and Chief Operating Officer for World Waste Technologies, Inc. This letter agreement (the “Agreement”) sets forth the basic terms and conditions of your new position. Your effective date of hire by the Company is November 1, 2006. By signing this letter, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and the obligations you have to the Company.

1.  Compensation. You will be compensated at the monthly rate of $14,000, payable monthly in arrears. Although you will no longer be a non-employee member of the board of directors of the Company (the “Board”)., so long as you continue to serve as a director you will receive the same fees (cash and equity) as our other non-employee directors. You will be reimbursed for all of your business expenses (including travel and lodging) in accordance with the Company’s standard practices.

2.  Duties. You have been appointed by the Company to serve as its President and Chief Operating Officer. Your duties, responsibilities and authority include those set forth on the attached Annex A, together with such other duties as are appropriate to such position and as are from time to time assigned to you by the Chief Executive Officer. Throughout the term of your employment, you will devote such business time and energies to the business and affairs of the Company as needed to carry out your duties and responsibilities, subject to the overall supervision and direction of the Chief Executive Officer and the Board. You will work primarily out of the Company’s Anaheim, California plant.

As an exempt employee, you are required to exercise your specialized expertise, independent judgment and discretion to provide high quality services. You are required to follow written office policies and procedures adopted from time to time by the Company. The Company reserves the right to change these written policies and procedures at any time. While at work, you are required to devote your full energies, efforts and abilities to your employment, unless the Company expressly agrees otherwise.

Offer – Dr. James Ferris
November 4, 2006

3.  Proprietary Information Agreement. You will be required to sign the Company's standard Proprietary Information and Inventions Agreement, which is incorporated into this agreement by reference. You are required to immediately notify the Company (through an appropriate officer or other employee of the Company) regarding any product, improvement or process which you shall discover, make, invent, conceive, develop or design, solely or jointly with others, relating to any product, equipment or process which is applicable to the subject matter of the Company's business, or which may be directly or indirectly utilized in connection therewith, irrespective of whether or not said product, improvement or process was discovered, made, invented, conceived, developed or designed on your time or at the expense of the Company.

4.  Employee Benefits. You will be eligible for paid vacation, holidays, health benefits and other employee benefits, in accordance with the Company's employee policies as developed, adopted and modified from time to time.

5.  At Will Employment. Your employment with the Company is at the Company’s sole discretion (in legal terms, this means that your employment is “at-will”). In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, and without thereby incurring any liability under this Agreement or otherwise. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and the Chief Executive Officer of the Company.

6.  Arbitration.

You and the Company agree that any dispute arising under or in connection with this Agreement, including any dispute involving your employment or the termination of that employment and any claim the Company may assert against you (whether based on contract, tort or statutory duty or prohibition, including any prohibition against discrimination or harassment or misuse of company property or trade secrets ), shall be submitted to binding arbitration in accordance with California Code of Civil Procedure §§ 1280 - 1294.2 before a single neutral arbitrator. You and the Company understand that each is waiving its rights to a jury trial.

The party demanding arbitration shall submit a written claim to the other party setting out the basis of the claim. Demands shall be presented in the same manner as notices under this Agreement. You and the Company will attempt to reach agreement on an arbitrator within ten (10) business days of delivery of the arbitration demand. After this ten (10) business day period, either you or the Company may request a list of seven professional arbitrators from the American Arbitration Association or another mutually agreed service. You and the Company will alternately strike names until only one person remains and that person shall be designated as the arbitrator. The party demanding arbitration shall make the first strike.

The arbitration shall take place in or within five miles of San Diego, California, at a time and place determined by the arbitrator. Each party shall be entitled to discovery of essential documents and witnesses and to deposition discovery, as determined by the arbitrator, taking into account the mutual desire to have a fast, cost-effective, dispute-resolution mechanism. You and the Company will attempt to cooperate in the discovery process before seeking the determination of the arbitrator. Except as otherwise determined by the arbitrator, you and the Company will each be limited to no more than three (3) depositions. The arbitrator shall have the powers provided in California Code of Civil Procedure §§ 1282.2 - 1284.2 and may provide all appropriate remedies at law or equity.

Offer – Dr. James Ferris
November 4, 2006

The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by either you or the Company and shall apply the standards governing such motions under California law, unless the standards of another judicial forum supercede California law. The Arbitrator shall render, within sixty (60) days of the completion of the arbitration, an award and a written, reasoned opinion in support of that award. Judgment on the award may be entered in any court having jurisdiction.

The Company will pay the arbitrator's expenses and fees, all meeting room charges and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Unless otherwise ordered by the arbitrator pursuant to law or this Agreement, each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his or its own benefit. Your share of any filing, administration or similar fee shall be no more than the then current filing or other applicable fee in California Superior Court or, if applicable, other appropriate tribunal with jurisdiction..

7.  Withholding. Anything to the contrary notwithstanding, all payments made by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. In lieu of withholding, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

8.  Integrated Agreement. Please note that this Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between you and the Company with respect to the subject matters herein, including that certain Consulting Project Agreement dated as October 1, 2006 between you and the Company, which consulting agreement is hereby terminated. This Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters in this Agreement.

9.  Miscellaneous. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Chief Executive Officer in writing. No waiver by you or by the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. All matters relating to the interpretation or enforcement of this Agreement shall be governed by California law, without regard to its choice of law provisions.

Offer – Dr. James Ferris
November 4, 2006

We would appreciate if you would indicate your acceptance of this offer by signing below and returning a copy to us. A copy is provided for your records.

If there are any questions related to this letter, please do not hesitate to speak to me.

Sincerely,

/s/ John Pimentel
John Pimentel
CEO

I agree to the terms of employment set forth in this Agreement.

/s/ Dr. James Ferris	November 4, 2006
Signature	Date

Dr. James Ferris
Legal Name (Print)

ANNEX A

Company Direction and Governance

Work with, and under the direction of, the Chief Executive Officer of the Company. In this capacity, participate in setting the strategic direction of the Company as well as developing the annual business plan. Incumbent is a senior member of the management team and serves as a Director of the Company.

Management Responsibilities

Responsible for managing the day-to-day manufacturing, engineering and sales operations of the Company as well as development and maintenance of effective business processes that link manufacturing and sales to the customer and to accounting and control function.

Reporting Relationships

The General Manager[s]of operations and corporate staff in sales and engineering report directly to this position.

Authorities

The Authorities of the office are set by the Chief Executive Officer. The President/COO has full authority to organize, hire and fire employees in his area of responsibility, consistent with budget authority and normally in consultation with the CEO. The spending authority of the President/COO is the same as that of the CEO; the President/COO has authority to obligate the Company financially up to $50,000, normally with consultation with the CEO.